Exhibit 5.1

November 15, 2008

HemoBioTech, Inc.
5001 Spring Valley Rd, Suite 1040
West, Dallas, Texas 75244

Ladies and Gentlemen:

In our capacity as counsel to HemoBioTech, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-1, as amended (File No. 333-122097) (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering up to:

(i)	1,183,904 shares of previously issued common stock, $0.001 par value per share (the “Common Stock”); and

(ii)	1,183,904 shares of Common Stock (the “Warrant Stock”) issuable upon exercise of the outstanding warrants (the “Warrants”).

We understand that the Common Stock is being registered to permit the resale of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

In connection with rendering this opinion, we have examined and are familiar with the Company’s Registration Statement, corporate proceedings of the Company relating to the Common Stock and the Warrant Stock and such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.           The shares of Common Stock to be sold by the selling stockholders have been duly authorized and are legally issued, fully paid and non-assessable.

2.           When the Warrant Stock have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchaser, and have been issued by the Company against payment therefor in the circumstances contemplated by the Warrants, the issuance of the Warrant Stock will have been duly authorized by all necessary corporate action of the Company, and the Warrant Stock will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”).

The foregoing opinions are limited to the laws of the State of Delaware, the laws of the United States of America and the DGCL (including the applicable provisions of the Delaware constitution and reported judicial opinions interpreting same), and do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP